Exhibit 21.1 Subsidiaries of Constellium SE as of December 31, 2023 Subsidiary Jurisdiction Alcan International Network México S.A. de C.V. Mexico AluInfra Services SA Switzerland Astrex Inc. Canada Constellium Automotive México, S. DE R.L. DE C.V. Mexico Constellium Automotive México Trading, S. DE R.L. DE C.V. Mexico Constellium Automotive (Nanjing) Co., Ltd. China Constellium Automotive Spain, S.L. Spain Constellium Automotive USA, LLC Delaware Constellium Automotive Žilina, s.r.o. Slovak Republic Constellium Bowling Green LLC Delaware Constellium China China Constellium Deutschland GmbH Germany Constellium Engley (Changchun) Automotive Structures Co Ltd. China Constellium Extrusions Decin s.r.o. Czech Republic Constellium Extrusions France France Constellium Extrusions Levice S.r.o. Slovak Republic Constellium Finance France Constellium France III France Constellium France Holdco France Constellium Germany Holdco GmbH & Co. KG Germany Constellium Germany Verwaltungs GmbH Germany Constellium Holdings Muscle Shoals LLC Delaware Constellium International France Constellium Issoire France Constellium Japan KK Japan Constellium Metal Procurement LLC Constellium Montreuil Juigné Delaware France Constellium Muscle Shoals LLC Delaware Constellium Muscle Shoals Funding II LLC Delaware Constellium Muscle Shoals Funding III LLC Delaware Constellium Neuf Brisach France Constellium Paris France Constellium Rolled Products Ravenswood, LLC Delaware Constellium Rolled Products Singen GmbH & Co. KG Germany Constellium Singen GmbH Germany Constellium Switzerland AG Switzerland Constellium Treuhand UG (haftunsgbeschränkt) Germany Constellium UK Limited United Kingdom Constellium US Holdings I, LLC Delaware Constellium US Intermediate Holdings LLC Delaware Constellium Valais SA Switzerland C-TEC Constellium Technology Center France Engineered Products International SAS France